UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)      October 12, 2004

Simon Property Group, L.P.

(Exact name of registrant as specified in its charter)

Delaware	333-11491	34-1755769
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

National City Center

115 W. Washington St., Suite 15 East

Indianapolis, IN  46204

(Address of principal executive offices)  (Zip Code)

Registrant’s telephone number, including area code      (317) 636-1600

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01         Entry into a Material Definitive Agreement

On October 12, 2004, in order to finance the recent acquisition of Chelsea Property Group, Inc. by the registrant’s parent company, Simon Property Group, Inc., as more fully described on Form 8-K filed with the Securities and Exchange Commission on October 19, 2004, the registrant (“SPG LP”) entered into a Credit Agreement (the “Acquisition Facility”) by and among SPG LP, as borrower, the institutions from time to time party thereto as lenders, the institutions from time to time party thereto as co-agents, UBS AG, Stamford Branch (“UBS”), as Payment and Disbursement Agent, JP Morgan Securities Inc., as Joint Lead Arranger and Joint Book Manager, Banc of America Securities LLC, as Joint Lead Arranger and Joint Book Manager, UBS AG, Stamford Branch, as Joint Lead Arranger, Citicorp Real Estate, Inc. and Deutsche Bank AG, New York Branch, as Co-Documentation Agents, and JPMorgan Chase Bank and Bank Of America, N.A., as Co-Syndication Agents.  The Acquisition Facility provides for unsecured borrowings of up to $1.8 billion and matures on August 12, 2006.  Base rate loans under the Acquisition Facility bear interest at a rate per annum equal to the higher of (i) UBS’s prime rate; and (ii) the federal funds rate in effect from time to time plus 50 basis points.  Eurodollar rate loans bear interest at LIBOR plus an applicable margin ranging from 50 basis points to 100 basis points, depending on the credit rating of SPG LP.  Borrowings under the Credit Facility must be made within the first six months of the date of the agreement and, once repaid, may not be re-borrowed.  The Acquisition Facility requires principal repayments after twelve months and eighteen months such that not more than 66% and 33%, respectively, of the total facility remains outstanding as of such dates.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 20, 2004
SIMON PROPERTY GROUP, L.P.

By: Simon Property Group, Inc., General Partner

	By:	/s/ Stephen E. Sterrett
Name: Stephen E. Sterrett
Title: Executive Vice President and Chief Financial Officer